Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Merge Healthcare Incorporated:

We consent to the use of our report dated March 31, 2008, with respect to the consolidated balance sheets of Merge Healthcare Incorporated and subsidiaries (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity, comprehensive loss, and cash flows for each of the years in the three–year period ended December 31, 2007, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report on the consolidated financial statements refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share–Based Payment, on January 1, 2006 and the adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007.

Our report on the consolidated financial statements also refers to the assumption that the Company will continue as a going concern. The Company has suffered recurring losses from operations and negative cash flows that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP
Chicago, Illinois
November 2, 2009